Exhibit 99.1

CVR Partners Reports Third Quarter 2021 Results
and Announces a Cash Distribution of $2.93

SUGAR LAND, Texas (November 1, 2021) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced net income of $35 million, or $3.28 per common unit, on net sales of $145 million for the third quarter 2021, compared to a net loss of $19 million, or $1.70 per common unit, on net sales of $79 million for the third quarter 2020. EBITDA was $64 million for the third quarter of 2021, compared to EBITDA of $15 million for the third quarter of 2020.

“CVR Partners continued to experience solid production in the third quarter of 2021, with a combined ammonia utilization rate of 94 percent,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “Contributing to the success of the quarter were favorable crop conditions and global supply constraints, which led to strong fertilizer demand and higher pricing. As a result, the Partnership was pleased to declare a third quarter 2021 cash distribution of $2.93 per common unit.

“Looking ahead, we expect that continuing nitrogen fertilizer supply constraints coupled with steady demand for the spring 2022 planting season will result in continued high product pricing through next spring,” Pytosh said.

Consolidated Operations

For the third quarter of 2021, CVR Partners’ average realized gate prices for UAN showed an improvement over the prior year, up 118 percent to $305 per ton, and ammonia was up 110 percent over the prior year to $507 per ton. Average realized gate prices for UAN and ammonia were $140 per ton and $242 per ton, respectively, for the third quarter 2020.

CVR Partners’ fertilizer facilities produced a combined 205,000 tons of ammonia during the third quarter of 2021, of which 65,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 314,000 tons of UAN. In the third quarter of 2020, the fertilizer facilities produced 215,000 tons of ammonia, of which 71,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 330,000 tons of UAN.

Capital Structure

On September 23, 2021, the Partnership redeemed $15 million aggregate principal amount of the outstanding 9.25% Senior Secured Notes due June 2023 (the “2023 Notes”) at par and settled accrued interest of less than $1 million through the date of redemption.

On September 30, 2021, the Partnership entered into a new ABL Credit Facility with an aggregate principal amount of up to $35 million with a maturity date of September 30, 2024 (the “ABL Credit Facility”) and terminated its $35 million ABL Credit Agreement, dated as of September 30, 2016, as amended (the “2016 ABL Credit Agreement”). The ABL Credit Facility has substantially similar terms as the 2016 ABL Credit Agreement. The proceeds of the ABL Credit Facility may be used to fund working capital, capital expenditures and for other general corporate purposes.

On May 6, 2020, the Board of Directors of the Partnership’s general partner (the “Board”), on behalf of the Partnership, authorized a unit repurchase program (the “Unit Repurchase Program”). The Unit Repurchase Program enables the Partnership to repurchase up to $10 million of the Partnership’s common units. On February 22, 2021, the Board authorized an additional $10 million for the Unit Repurchase Program. During the three months ended September 30, 2021, the Partnership did not repurchase any common units. During the nine months ended September 30, 2021, the Partnership repurchased 24,378 common units on the open market in accordance with a repurchase agreement under Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, at a cost of $0.5 million, inclusive of transaction costs, or an average price of $21.70 per common unit. During the three and nine months ended September 30, 2020, as adjusted to reflect the impact of the 1-for-10 reverse unit split of the Partnership’s common units that was effective as of November 23, 2020, the Partnership repurchased 140,378 and 229,400 common units, respectively, at a cost of $1.3 million and $2.3 million, respectively, inclusive of transaction costs, or an average price of $9.42 and $9.92 per common unit, respectively. As of September 30, 2021, the Partnership had $12.4 million in authority remaining under the Unit Repurchase Program. This Unit Repurchase Program does not obligate the Partnership to acquire any common units and may be cancelled or terminated by the Board at any time.

Distributions

CVR Partners also announced that, on November 1, 2021, the Board of Directors of its general partner declared a third quarter 2021 cash distribution of $2.93 per common unit, which will be paid on November 22, 2021, to common unitholders of record as of November 12, 2021.

CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, use of cash and cash reserves deemed necessary or appropriate by the Board.

Third Quarter 2021 Earnings Conference Call

CVR Partners previously announced that it will host its third quarter 2021 Earnings Conference Call on Tuesday, November 2, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The third quarter 2021 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/z9umij9b. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13724177.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: ammonia utilization rates; crop conditions; supply constraints; shipments of nitrogen fertilizer; farm economics including improvement thereof; nitrogen fertilizer demand, including the strength thereof; distributions, including the timing, payment and amount (if any) thereof; realized gate prices for ammonia and UAN; ammonia production levels including volumes upgraded to other fertilizer products including UAN; redemption of the 2023 Notes (if any); use, if any, of funding under the ABL Credit Facility; purchases under the Unit Repurchase Program (if any), including the cost thereof; continued safe and reliable operations; operating performance, finished product pricing, costs and capital expenditures including management thereof, cash flow, use of cash and reserves; 45Q credits (if any) including the amount, timing and receipt thereof; natural gas and global energy costs; exports; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of the COVID-19 pandemic and any variant thereof, the rate of any economic improvements, impacts of planting season on our business, general economic and business conditions, and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

Investors and others should note that CVR Partners may announce material information using SEC filings, press releases, public conference calls, webcasts, and the Investor Relations page of its website. CVR Partners may use these channels to distribute material information about the Partnership and to communicate important information about the Partnership, corporate initiatives and other matters. Information that CVR Partners posts on its website could be deemed material; therefore, CVR Partners encourages investors, the media, its customers, business partners and others interested in the Partnership to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

Beginning with the second quarter of 2021, management began reporting Adjusted EBITDA, as defined below. We believe the presentation of this non-GAAP measure is meaningful to compare our operating results between periods and peer companies. All prior periods presented have been conformed to the definition below. The following are non-GAAP measures we present for the period ended September 30, 2021:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Adjusted EBITDA - EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Reconciliation of Net Cash Provided By Operating Activities to EBITDA - Net cash provided by operating activities reduced by (i) interest expense, net, (ii) income tax expense (benefit), (iii) change in working capital, and (iv) other non-cash adjustments.

Available Cash for Distribution - EBITDA for the quarter excluding non-cash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the Board in its sole discretion, less (i) reserves for maintenance capital expenditures, debt service and other contractual obligations, and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.

We present these measures because we believe they may help investors, analysts, lenders, and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including, but not limited to, our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods, and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Refer to the “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reason discussed below.

Coffeyville Facility - The next planned turnaround at the Coffeyville Facility is expected to commence in the fall of 2022. For the three and nine months ended September 30, 2021, we incurred turnaround expense of $0.3 million and $0.4 million, respectively, related to the Coffeyville Facility. Additionally, the Coffeyville Facility has planned downtime which is expected to commence in the fourth quarter of 2021.

East Dubuque Facility - The next planned turnaround at the East Dubuque Facility is expected to occur in the summer of 2022. For the three and nine months ended September 30, 2021, we incurred turnaround expense of $0.2 million and $0.3 million, respectively, related to the East Dubuque Facility.

Goodwill Impairment

As a result of lower expectations for market conditions in the fertilizer industry during 2020, the market performance of the Partnership’s common units, a qualitative analysis, and additional risks associated with the business, the Partnership performed an interim quantitative impairment assessment of goodwill for the Coffeyville Facility reporting unit as of June 30, 2020. The results of the impairment test indicated the carrying amount of this reporting unit exceeded the estimated fair value, and a full, non-cash impairment charge of $41.0 million was required.

CVR Partners, LP
(all information in this release is unaudited)

Financial and Operational Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per unit data)	2021	2020	2021	2020
Consolidated Statement of Operations Data
Net sales (1)	$144,715	$79,482	$343,660	$259,654
Operating costs and expenses:
Cost of materials and other	26,114	21,736	69,974	67,675
Direct operating expenses (exclusive of depreciation and amortization)	48,260	38,555	138,626	113,686
Depreciation and amortization	17,406	18,029	52,648	56,997
Cost of sales	91,780	78,320	261,248	238,358
Selling, general and administrative expenses	6,619	4,232	19,310	14,038
Loss on asset disposal	—	39	477	120
Goodwill impairment	—	—	—	40,969
Operating income (loss)	46,316	(3,109)	62,625	(33,831)
Other (expense) income:
Interest expense, net	(11,313)	(15,877)	(50,564)	(47,550)
Other income, net	26	57	4,623	122
Income (loss) before income tax expense	35,029	(18,929)	16,684	(81,259)
Income tax expense	—	23	19	40
Net income (loss)	$35,029	$(18,952)	$16,665	$(81,299)

Basic and diluted earnings (loss) per unit	$3.28	$(1.70)	$1.56	$(7.22)
Distributions declared per unit data	1.72	—	1.72	—

EBITDA*	$63,748	$14,977	$119,896	$23,288
Adjusted EBITDA*	63,748	14,977	119,896	64,257
Available Cash for Distribution*	31,292	(5,878)	40,601	(11,797)

Weighted-average common units outstanding - basic and diluted	10,681	11,129	10,686	11,258

*See “Non-GAAP Reconciliations” section below for a reconciliation of these amounts.
(1)        Below are the components of net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Components of net sales:
Fertilizer sales	$133,030	$67,422	$311,898	$227,709
Freight in revenue	9,249	9,545	24,234	24,222
Other	2,436	2,515	7,528	7,723
Total net sales	$144,715	$79,482	$343,660	$259,654

Selected Balance Sheet Data

(in thousands)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$100,669	$30,559
Working capital	80,561	41,873
Total assets	1,068,304	1,032,880
Total debt, including current portion	625,252	636,182
Total liabilities	756,299	718,639
Total partners’ capital	312,005	314,241

Selected Cash Flow Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net cash flow (used in) provided by:
Operating activities	$97,289	$22,439	$120,268	$29,217
Investing activities	(4,862)	(4,969)	(10,206)	(15,126)
Financing activities	(34,577)	(1,742)	(39,952)	(2,800)
Net increase in cash and cash equivalents	$57,850	$15,728	$70,110	$11,291

Capital Expenditures

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Maintenance capital expenditures	$2,484	$3,086	$7,423	$9,445
Growth capital expenditures	4,187	2,576	6,104	4,318
Total capital expenditures	$6,671	$5,662	$13,527	$13,763

Key Operating Data

Ammonia Utilization (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(capacity utilization)	2021	2020	2021	2020
Consolidated	94%	98%	93%	97%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and nine months ended September 30, 2021 and 2020 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Consolidated sales (thousand tons):
Ammonia	52	54	164	218
UAN	322	365	931	986

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$507	$242	$416	$293
UAN	305	140	240	156

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	205	215	610	631
Ammonia (net available for sale) (2)	65	71	205	228
UAN	314	330	920	968

Feedstock:
Petroleum coke used in production (thousand tons)	129	129	390	393
Petroleum coke used in production (dollars per ton)	$50.35	$35.11	$43.23	$36.77
Natural gas used in production (thousands of MMBtu) (3)	2,043	2,136	6,079	6,408
Natural gas used in production (dollars per MMBtu) (3)	$4.29	$2.10	$3.48	$2.15
Natural gas in cost of materials and other (thousands of MMBtu) (3)	1,786	2,026	5,436	6,660
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$3.78	$2.01	$3.27	$2.25

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Ammonia - Southern plains (dollars per ton)	$623	$216	$543	$249
Ammonia - Corn belt (dollars per ton)	659	299	594	336
UAN - Corn belt (dollars per ton)	352	159	317	170

Natural gas NYMEX (dollars per MMBtu)	$4.32	$2.12	$3.35	$1.92

Q4 2021 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the fourth quarter of 2021. See “Forward-Looking Statements” above.

	Q4 2021
	Low	High
Ammonia utilization rates (1)
Consolidated	90%	95%
Coffeyville Facility	90%	95%
East Dubuque Facility	90%	95%

Direct operating expenses (2) (in millions)	$45	$50

Total capital expenditures (3) (in millions)	$9	$12

(1)Ammonia utilization rates exclude the impact of turnarounds.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(3)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2021		2020	2021	2020
Net income (loss)	$35,029	0	$(18,952)	$16,665	$(81,299)
Interest expense, net	11,313		15,877	50,564	47,550
Income tax expense	—		23	19	40
Depreciation and amortization	17,406		18,029	52,648	56,997
EBITDA	63,748		14,977	119,896	23,288
Adjustments:
Goodwill impairment	—		—	—	40,969
Adjusted EBITDA	$63,748		$14,977	$119,896	$64,257

Reconciliation of Net Cash Provided By Operating Activities to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$97,289	$22,439	$120,268	$29,217
Non-cash items:
Loss on extinguishment of debt	(536)	—	(8,299)	—
Goodwill impairment	—	—	—	(40,969)
Other	(5,822)	(1,757)	(18,601)	(3,968)
Add:
Interest expense, net	11,313	15,877	50,564	47,550
Income tax expense	—	23	19	40
Change in assets and liabilities	(38,496)	(21,605)	(24,055)	(8,582)
EBITDA	63,748	14,977	119,896	23,288
Goodwill impairment	—	—	—	40,969
Adjusted EBITDA	$63,748	$14,977	$119,896	$64,257

Reconciliation of EBITDA to Available Cash for Distribution

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
EBITDA	$63,748	$14,977	$119,896	$23,288
Non-cash items:
Goodwill impairment	—	—	—	40,969
Current (reserves) adjustments for amounts related to:
Net cash interest expense (excluding capitalized interest)	(10,637)	(15,000)	(40,357)	(44,998)
Debt service	(15,000)	—	(15,000)	—
Financing fees	(1,382)	—	(4,627)	—
Maintenance capital expenditures	(2,484)	(3,086)	(7,423)	(9,445)
Utility pass-through	543	—	4,688	—
Common units repurchased	—	(1,269)	(529)	(2,277)
Other (reserves) releases:
Reserve for recapture of prior negative available cash	—	—	(14,980)	(5,917)
Future turnaround	(3,496)	(1,500)	(6,375)	(3,000)
Previously established cash reserves	—	—	—	2,567
Reserve for repayment of current portion of long-term debt	—	—	—	(2,240)
Cash reserves for future operating needs	—	—	5,308	(10,744)
Available Cash for distribution (1) (2)	$31,292	$(5,878)	$40,601	$(11,797)

Common units outstanding	10,681	11,099	10,681	11,099

(1)Amount represents the cumulative available cash based on quarter-to-date and year-to-date results. However, available cash for distribution is calculated quarterly, with distributions (if any) being paid in the period following declaration.
(2)The Partnership did not declare a cash distribution related to the first quarter of 2021, declared and paid a $1.72 cash distribution related to the second quarter of 2021, and declared a cash distribution of $2.93 per common unit related to the third quarter of 2021.